NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2012

Lagrangeville, New York***February 10, 2012***Command Security Corporation (NYSE Amex: MOC) announced today its financial results for its third fiscal quarter of 2012 ended December 31, 2011.

For the three months ended December 31, 2011, revenues were $35,784,511, compared with revenues of $37,525,639 in the same period of the prior year, reflecting a decrease of 4.6%. Operating income for the three months ended December 31, 2011 was $469,864, compared with operating income of $1,090,449 in the same period of the prior year, reflecting a decrease of 56.9%. Net income for the three months ended December 31, 2011 was $217,197, or $0.02 per basic and diluted share, compared with $551,366, or $0.05 per basic and diluted share in the same period of the prior year.

For the nine months ended December 31, 2011, revenues were $106,678,724, compared with revenues of $110,706,205 in the same period of the prior year, reflecting a decrease of 3.6%. Operating income for the nine months ended December 31, 2011 was $2,132,025, compared with operating income of $2,969,364 in the same period of the prior year, reflecting a decrease of 28.2%. Net income for the three months ended December 31, 2011 was $946,380, or $0.09 per basic and diluted share, compared with $1,461,326, or $0.13 per basic and diluted share in the same period of the prior year.

The decrease in revenues for the nine months ended December 31, 2011, compared with the corresponding period of the prior year was due primarily to the following events:

The decrease in revenues was partially offset by the following events:

•	The previously reported loss of a major domestic carrier’s aviation services business at six domestic airport locations during the latter half of fiscal 2011;
•	The loss of security services contracts for a technology company, a semiconductor equipment manufacturer’s facility and a company that provides distribution services to a grocery retailer;
•	Reductions in security services hours associated with a large banking and financial services organization and

•	Reductions in service hours and rates associated with the renewal of a contract with a major international carrier at John F. Kennedy International Airport in New York.

The decrease in revenues was partially offset by the following events:

•	Increased revenues associated with an expansion of services provided under a contract with a major transportation company;
•	A new aviation services contract with a municipal airport authority; and
•	Expansion of services to new and existing security and aviation customers.

The decrease in operating and net income for the three and nine months ended December 31, 2011, compared with the corresponding periods of the prior year, was due primarily to the events described above. The decrease in operating and net income was partially offset by lower costs associated with our workers’ compensation insurance program and by lower executive salaries resulting mainly from reorganizing our regional and local branch management in conjunction with cost reduction opportunities. Also, our net income was subject to higher effective tax rates in the three and nine month periods ended December 31, 2011, compared to the corresponding periods of the prior year.

“Although our results for the three and nine months ended December 31, 2011 were lower than in the comparable periods of the prior year, overall demand for our services remains solid,” said Barry I. Regenstein, Command’s President. “We are focused on improving our performance by implementing initiatives that will drive revenue growth, while controlling costs. Our performance improvement plan is aimed at increasing organic and transactional sales growth, and generating operating efficiencies to reduce expenses, while balancing the necessary investments in service quality and customer services for longer-term growth. The recently commenced stock repurchase program reflects our confidence in the future to enhance shareholder value.”

Craig P. Coy, Chief Executive Officer of Command Security, stated, “Having joined the company in January, I am excited about the future at Command. There are several opportunities for improving operational and sales performance. Although the industry is competitive and the economy is challenging, Command is well-positioned to build upon its stature as a recognized national service provider.”

About Command Security Corporation

Command Security Corporation provides uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States. We safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today. By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns. We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security. Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees. For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by Command Security Corporation (referred to herein as the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which are publicly available at the Securities and Exchange Commission’s website at www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended December 31, (Unaudited)		Nine Months Ended December 31, (Unaudited)
	2011	2010	2011	2010

Revenues	$35,784,511	$37,525,639	$106,678,724	$110,706,205

Operating income	469,864	1,090,449	2,132,025	2,969,364

Other expense	55,667	66,083	193,645	245,038

Provision for income taxes	197,000	473,000	992,000	1,263,000

Net income	$217,197	$551,366	$946,380	$1,461,326

Net income per common share
Basic	$0.02	$0.05	$0.09	$0.13
Diluted	$0.02	$0.05	$0.09	$0.13

Weighted average number of common shares outstanding
Basic	10,855,331	10,874,098	10,870,509	10,872,765
Diluted	10,952,424	11,074,769	10,966,603	11,109,460

Balance Sheet Highlights	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)

Cash	$11,324	$3,463,461
Accounts receivable	23,871,772	21,712,418
Total current assets	29,134,526	30,034,507
Total assets	36,175,681	37,542,059
Total current liabilities	15,979,977	18,069,361
Short-term debt	8,994,284	9,531,292
Total liabilities	16,587,985	18,788,991
Stockholders’ equity	19,587,696	18,753,068
Total liabilities and stockholders’ equity	$36,175,681	$37,542,059